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                                                                     Exhibit 5.1


                                  [LETTERHEAD]



April 20, 2000

The Titan Corporation
Titan Capital Trust
c/o The Titan Corporation
3033 Science Park Road
San Diego, CA 92121

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission, of (a) 5,000,000 shares of 5-3/4% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities (the "HIGH TIDES") of Titan Capital Trust, a Delaware business trust, (b) $257,732,000 in aggregate principal amount of the 5-3/4% Convertible Subordinated Debentures due 2030 (the "Debentures") of The Titan Corporation, a Delaware corporation (the "Company"),
(c) 5,038,000 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company, and (d) the Preferred Securities Guarantee, dated as of February 9, 2000, of the HIGH TIDES (the "Guarantee") by the Company, we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and reserved for issuance upon conversion of the Debentures, and when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Barbara L. Borden
Barbara L. Borden